November 2009 Preliminary Terms No. 221 Registration Statement No. 333-156423 Dated October 26, 2009 Filed pursuant to Rule 433
STRUCTURED INVESTMENTS
Opportunities in Currencies

Contingent Coupon Currency-Linked Capital Protected Notes due November 28, 2014
Based on the Performance of the Brazilian Real, Russian Ruble and Indian Rupee Relative to the U.S. Dollar
Contingent Coupon Currency-Linked Capital Protected Notes provide investors with the opportunity to receive an annual variable contingent coupon based on the number of underlying currencies, if any, that have appreciated relative to the U.S. dollar (the “USD”) on the related annual valuation date from their initial exchange rates on the pricing date, with protection of the initial investment if held to maturity.  The annual contingent coupon will be based on (i) the full coupon rate if all three underlying currencies have appreciated relative to the USD, (ii) two-thirds of the coupon rate if two of the underlying currencies have appreciated relative to the USD and (iii) one-third of the coupon rate if one of the underlying currencies has appreciated relative to the USD.  If on the related annual valuation date, none of the underlying currencies have appreciated relative to the USD, the contingent coupon will be $0 for that year.  The notes are for investors who are concerned about principal risk and who are willing to forgo market interest rates in exchange for the annual variable contingent coupon, if any.
The notes are senior unsecured obligations of Morgan Stanley, and all payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per note (see “Commissions and Issue Price” below)
Stated principal amount:	$1,000 per note
Pricing date:	November , 2009
Original issue date:	November , 2009 (5 business days after the pricing date)
Maturity date:	November 28, 2014
Principal protection:	100%
Underlying currencies:	Brazilian real (“BRL”), Russian ruble (“RUB”) and Indian rupee (“INR”)
Payment at maturity:	$1,000 + contingent coupon (if any)
Contingent coupon:
The contingent coupon, if any, will be payable on each coupon payment date and will vary based on the number of underlying currencies that have appreciated relative to the USD on the related valuation date from their respective initial exchange rates on the pricing date.  The contingent coupon will be equal to:
$1,000 x coupon rate x N/3; where
“N” = the number of underlying currencies that have a currency performance value that is greater than zero on the related valuation date
If on the related annual valuation date, none of the underlying currencies have appreciated relative to the USD, the contingent coupon will be $0 for that year.

Coupon rate:	9% to 10%. The coupon rate will be determined on the pricing date.
Currency performance value:
On each valuation date, with respect to each of the underlying currencies:
(initial exchange rate / periodic exchange rate) – 1
Under the terms of the notes, a positive currency performance value means that the underlying currency has appreciated relative to the USD, while a negative currency performance means that the underlying currency has depreciated relative to the USD.

Initial exchange rate:	The exchange rate on the pricing date
Periodic exchange rate:	The exchange rate on each valuation date
Exchange rate:	With respect to each underlying currency, the rate for conversion of such underlying currency into one USD, as determined by reference to the applicable reference source described herein.
Valuation dates:	November 19, 2010, November 21, 2011, November 19, 2012, November 19, 2013, and November 19, 2014
Coupon payment dates:	November 28, 2010, November 28, 2011, November 28, 2012, November 28, 2013 and the maturity date
CUSIP / ISIN:	617482JJ4 / US617482JJ40
Listing:	The notes will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and Issue Price:	Price to Public(1)	Agent’s Commissions(1)(2)	Proceeds to Company
Per Note	100%	2.50%	97.50%
Total	$	$	$

(1)
The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of notes purchased by that investor.  The lowest price payable by an investor is $990.00 per note.  Please see “Syndicate Information” on page 8 for further details.

(2)	For additional information, see “Plan of Distribution” in the accompanying prospectus supplement for currency-linked capital protected notes.
The agent for this offering, Morgan Stanley & Co. Incorporated, is our wholly-owned subsidiary. See “Supplemental information regarding plan of distribution; conflicts of interest.”
You should read this document together with the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
Prospectus Supplement for Currency-Linked Capital Protected Notes dated December 23, 2008
Prospectus dated December 23, 2008
THE NOTES ARE NOT BANK DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.  FURTHERMORE, THE NOTES WILL NOT BE GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION UNDER THE FDIC’S TEMPORARY LIQUIDITY GUARANTEE PROGRAM.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.
FWP:  MSPRB1208007

Contingent Coupon Currency-Linked Capital Protected Notes due November 28, 2014
Based on the Performance of the Brazilian Real, Russian Ruble and Indian Rupee Relative to the U.S. Dollar

Investment Overview

The Contingent Coupon Currency-Linked Capital Protected Notes due November 28, 2014 (the “notes”), issued by Morgan Stanley, provide investors with the opportunity to receive an annual variable contingent coupon based on the number of underlying currencies, if any, that have appreciated relative to the USD on the related annual valuation date from their initial exchange rates on the pricing date, with protection of the initial investment if held to maturity.

The investment will pay an annual contingent coupon on the related coupon payment date equal to 3% to 3.33% for each underlying currency that has appreciated relative to the USD for a maximum coupon rate of 9% to 10% (to be determined on the pricing date) if all three underlying currencies on the related valuation date have a positive currency performance value.  If on the related annual valuation date, none of the underlying currencies has appreciated relative to the USD, the contingent coupon will be $0 for that year.  The notes do not otherwise pay interest, and all payments on the notes, including any contingent coupon payable and the repayment of principal, are subject to the credit risk of Morgan Stanley.

Maturity:	5 years
Principal protection at maturity:	100%
Coupon rate:	9% to 10%, to be determined on the pricing date
Contingent coupon payable on each annual coupon payment date:	$1,000 x coupon rate x N/3; where
“N” = the number of underlying currencies that have a currency performance value that is greater than zero on the related valuation date.
Note: Investors will receive a 3.00% to 3.33% annual coupon for each underlying currency that has appreciated relative to the USD. If none of the underlying currencies has appreciated, the coupon will be $0 for that year.
Payment at maturity:	Par plus the contingent coupon, if any, payable on the maturity date.

Contingent Coupon Payment Scenarios on Any Annual Coupon Payment Date
All 3 Underlying Currencies Have Appreciated:	$90.00 - $100.00 (9%-10%)
2 of 3 Underlying Currencies Have Appreciated:	$60.00 – $66.66 (6%-6.66%)
1 of 3 Underlying Currencies Has Appreciated:	$30.00 – $33.33 (3%-3.33%)
None of the Underlying Currencies Has Appreciated	$0 (0%)

November 2009	Page 2

Contingent Coupon Currency-Linked Capital Protected Notes due November 28, 2014
Based on the Performance of the Brazilian Real, Russian Ruble and Indian Rupee Relative to the U.S. Dollar

Underlying Currencies Overview

Underlying Currency	Quotation Convention	Reference Source
Brazilian real (“BRL”)	# BRL / 1 USD	Reuters “BRFR”
Russian ruble (“RUB”)	# RUB / 1 USD	Reuters “EMTA”
Indian rupee (“INR”)	# INR / 1 USD	Reuters “RBIB”

The following graphs set forth the exchange rates of each underlying currency relative to the USD for the period from January 1, 2004 through October 21, 2009. We obtained the information in the graphs below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  For the purpose of determining the amount of the contingent coupon, if any, payable on any annual coupon payment date, the performance of each underlying currency will be determined individually, without reference to the other underlying currencies.  You cannot predict the future performance of any of the underlying currencies based on their historical performance.

Brazilian real January 1, 2004 to October 21, 2009 (expressed as BRL per 1 USD)	Russian ruble January 1, 2004 to October 21, 2009 (expressed as RUB per 1 USD)

Indian rupee January 1, 2004 to October 21, 2009 (expressed as INR per 1 USD)

November 2009	Page 3

Contingent Coupon Currency-Linked Capital Protected Notes due November 28, 2014
Based on the Performance of the Brazilian Real, Russian Ruble and Indian Rupee Relative to the U.S. Dollar

How Do Currency Exchange Rates Work?

▪	Exchange rates reflect the amount of one currency that can be exchanged for a unit of another currency.

▪
The exchange rate for each of the underlying currencies is expressed as the number of units of that currency per one USD.  As a result, a decrease in the exchange rate means that the relevant underlying currency has appreciated / strengthened relative to the USD.  This means that it takes fewer of the relevant underlying currency to purchase one (1) USD on the relevant valuation date than it did on the pricing date.  Viewed another way, one (1) unit of the relevant underlying currency can purchase more USD on the relevant valuation date than it did on the pricing date.  In the example below, the Brazilian real has strengthened relative to the USD by 10%:

Pricing date = 1.7345 BRL / 1 USD  and  Valuation date = 1.5768 BRL / 1 USD

Conversely, an increase in the exchange rate means that the relevant underlying currency has depreciated / weakened relative to the USD.  This means that it takes more of the relevant underlying currency to purchase one (1) USD on the relevant valuation date than it did on the pricing date.  Viewed another way, one (1) unit of the relevant underlying currency can purchase fewer USD on the relevant valuation date than it did on the pricing date.  In the example below, the Brazilian real has weakened relative to the USD by 10%:

Pricing date = 1.7345 BRL / 1 USD  and  Valuation date = 1.9272 BRL / 1 USD

Actual exchange rates on the pricing date and on each valuation date will vary from those used in the examples above.

November 2009	Page 4

Contingent Coupon Currency-Linked Capital Protected Notes due November 28, 2014
Based on the Performance of the Brazilian Real, Russian Ruble and Indian Rupee Relative to the U.S. Dollar

Key Benefits

Exposure to currencies is a component of portfolio diversification.  Investors who believe they have underweight exposure to the underlying currencies, overweight exposure to the USD, or those concerned about the risks associated with investing directly in currencies can use the notes to gain limited exposure to the underlying currencies based on the variable contingent coupon payments, if any, while protecting 100% of principal at maturity.

Protect Principal	▪ 100% principal protection at maturity regardless of the performance of the underlying currencies
Access	▪ Individual exposure to the three underlying currencies ▪ Diversification of underlying asset class exposure

Payment Scenarios
▪     All three underlying currencies appreciate: $90.00 - $100.00 (9%-10%)

▪     2 of 3 underlying currencies appreciate: $60.00 – $66.66 (6%-6.66%)

▪     1 of 3 underlying currencies appreciates: $30.00 – $33.33 (3%-3.33%)

▪     None of the underlying currencies appreciate: $0 (0.00%)

Summary of Key Risks (see page 11)

▪	The contingent coupon on any annual coupon payment date may be zero and you may receive no contingent coupon over the term of the notes.

▪	The return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.

▪	The maximum annual coupon is fixed and not proportional to the percentage appreciation in any underlying currency.

▪	The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes.

▪	Currency exchange risk.

▪	Government intervention could materially and adversely affect the value of the notes.

▪	The recent global financial crisis may heighten currency exchange risks.

▪	Many unpredictable factors will affect the value of the notes.

▪	Even though the underlying currencies trade around-the-clock, the notes will not.

▪	Consisting entirely of emerging markets currencies, the underlying currencies are subject to an increased risk of significant adverse fluctuations.

▪	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.

▪	Economic interests of the calculation agent may be potentially adverse to the investors.

▪	The notes will not be listed on any securities exchange. Secondary trading may be limited and you could receive less than par if you try to sell your notes prior to maturity.

▪	Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the underlying currencies.

November 2009	Page 5

Contingent Coupon Currency-Linked Capital Protected Notes due November 28, 2014
Based on the Performance of the Brazilian Real, Russian Ruble and Indian Rupee Relative to the U.S. Dollar

Fact Sheet

The notes offered are senior unsecured obligations of Morgan Stanley, and have the terms described in the accompanying prospectus supplement and prospectus, as supplemented or modified by these preliminary terms.  On each coupon payment date including the maturity date, an investor will receive the contingent coupon, if any, for each $1,000 stated principal amount of notes that the investor holds, based on the number of underlying currencies that have appreciated relative to the USD on the related annual valuation date from their initial exchange rates on the pricing date.  At maturity, an investor will receive for each $1,000 stated principal amount of notes that the investor holds, the $1,000 stated principal amount plus the contingent coupon, if any, payable on the maturity date.  The notes offered are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the notes, including the repayment of principal, are subject to the credit risk of Morgan Stanley.
Expected Key Dates
Pricing date:	Original issue date:	Maturity date:
November , 2009	November , 2009 (5 business days after the pricing date)	November 28, 2014
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Underlying currencies:	Brazilian real (“BRL”), Russian ruble (“RUB”) and Indian rupee (“INR”)
Issue price:	$1,000 per note (see “Syndicate Information” on page 8)
Stated principal amount:	$1,000 per note
Issuer call right:	None
Denominations:	$1,000 and integral multiples thereof
Payment at maturity:	$1,000 + contingent coupon, if any, payable on the maturity date
Contingent coupon:
The contingent coupon, if any, will be payable on each coupon payment date and will vary based on the number of underlying currencies that have appreciated relative to the USD on the related valuation date from their respective initial exchange rates on the pricing date.  The contingent coupon will be equal to:
$1,000 x coupon rate x N/3; where
“N” = the number of underlying currencies that have a currency performance value that is greater than zero on the related valuation date
If on the related annual valuation date, none of the underlying currencies have appreciated relative to the USD, the contingent coupon will be $0 for that year.

Coupon rate:	9% to 10%. The coupon rate will be determined on the pricing date.
Currency performance value:
On each valuation date, with respect to each of the underlying currencies:
(initial exchange rate / periodic exchange rate) – 1
Under the terms of the notes, a positive currency performance value means that the underlying currency has appreciated relative to the USD, while a negative currency performance means that the underlying currency has depreciated relative to the USD.

Initial exchange rate:	The exchange rate as posted on the applicable reference source on the pricing date
Periodic exchange rate:	The exchange rate as posted on the applicable reference source on each valuation date
Exchange rate:
With respect to each underlying currency, the rate for conversion of such underlying currency into one USD, as determined by reference to the applicable reference source described herein.
If any underlying currency is lawfully eliminated, converted, redenominated or exchanged by the country that issued such underlying currency after the pricing date and prior to any valuation date, the calculation agent, in its sole discretion, will determine the exchange rate (or make such adjustment to the initial exchange rate) with respect to each subsequent valuation date, in accordance with legal requirements and market practice.
For a description of how the exchange rate will be determined if the applicable reference source is unavailable and in certain other circumstances, please see the definition of “exchange rate” under “Description of Currency-Linked Capital Protected Notes – General Terms of the Notes – Some Definitions” in the accompanying prospectus supplement.

Reference source:	BRL: Reuters “BRFR” RUB: Reuters “EMTA” INR: Reuters “RBIB”
Valuation dates:	November 19, 2010, November 21, 2011, November 19, 2012, November 19, 2013, and November 19, 2014
Coupon payment dates:
November 28, 2010, November 28, 2011, November 28, 2012, November 28, 2013 and the maturity date, provided that, if any such day is not a business day, the contingent coupon payment, if any, will be made on the next succeeding business day and no adjustment will be made to any contingent coupon payment made on that succeeding business day.

Business day:	Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

November 2009	Page 6

Contingent Coupon Currency-Linked Capital Protected Notes due November 28, 2014
Based on the Performance of the Brazilian Real, Russian Ruble and Indian Rupee Relative to the U.S. Dollar

Risk Factors:	Please see “Risk Factors” on page 11.

General Information
Listing:	The notes will not be listed on any securities exchange.
CUSIP:	617482JJ4
ISIN:	US617482JJ40
Minimum ticketing size:	$1,000 / 1 note
Tax considerations:
The notes should be treated as “variable rate debt instruments” for U.S. federal income tax purposes.  U.S. Holders should refer to the section entitled “United States Federal Taxation” in the accompanying prospectus supplement.  However, U.S. Holders should note that the discussion in the sections entitled “United States Federal Taxation — Tax Consequences to U.S. Holders — Long-Term Notes” and “United States Federal Taxation — Tax Consequences to U.S. Holders — Short-Term Notes” in the accompanying prospectus supplement do not apply to the notes, except potentially as described below under “Possible Alternative Tax Treatment of an Investment in the Notes.”  Unless otherwise stated, the following discussion is based on the treatment of the notes as variable rate debt instruments.

Contingent Coupon Payments on the Notes

Each contingent coupon payment on the notes will be taxable to a U.S. Holder as ordinary interest income at the time it accrues or is received in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Sale or Exchange of the Notes

Upon a sale or exchange of the notes, a U.S. Holder will recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange (other than amounts attributable to accrued interest, which will be treated as ordinary interest income as discussed above) and the U.S. Holder’s tax basis in the notes, which will equal the U.S. Holder’s purchase price of the notes.  This gain or loss will be long-term capital gain or loss if the U.S. Holder has held the notes for more than one year at the time of sale or exchange.

Possible Alternative Tax Treatment of an Investment in the Notes

The Internal Revenue Service could seek to analyze the U.S. federal income tax consequences of owning the notes under Treasury regulations governing “contingent payment debt instruments” as described in the section of the accompanying prospectus supplement called “United States Federal Taxation ― Tax Consequences to U.S. Holders ― Long-Term Notes.”

If you are a non-U.S. investor, please also read the section of the accompanying prospectus supplement called “United States Federal Taxation — Tax Consequences to Non-U.S. Holders.”

You should consult your tax adviser regarding all aspects of the U.S. federal income tax consequences of an investment in the notes as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Trustee:	The Bank of New York Mellon (as successor trustee to JPMorgan Chase Bank, N.A.)
Agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Calculation agent:	Morgan Stanley Capital Services Inc. (“MSCS”)
Payment currency:	U.S. dollar
Use of proceeds and hedging:
The net proceeds we receive from the sale of the notes will be used for general corporate purposes and, in part, in connection with hedging our obligations under the notes through one or more of our subsidiaries.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the notes by taking positions in forwards and options contracts on the underlying currencies or positions in any other available currencies or instruments that we may wish to use in connection with such hedging.  Such purchase activity could affect the exchange rate for the underlying currencies, and, therefore, the exchange rate that must prevail with respect to each underlying currency on the valuation dates before you would receive a contingent coupon on any coupon payment date.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying prospectus supplement.

Benefit plan investor considerations:	See “Benefit Plan Investor Considerations” in the accompanying prospectus supplement.

November 2009	Page 7

Contingent Coupon Currency-Linked Capital Protected Notes due November 28, 2014
Based on the Performance of the Brazilian Real, Russian Ruble and Indian Rupee Relative to the U.S. Dollar

Supplemental information regarding plan of distribution; conflicts of interest:
The agent may distribute the notes through Morgan Stanley Smith Barney LLC (“MSSB”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc ("MSIP") and Bank Morgan Stanley AG.  MSSB, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.

MS & Co. is our wholly-owned subsidiary.  MS & Co. will conduct this offering in compliance with the requirements of NASD Rule 2720 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. In accordance with NASD Rule 2720, MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account without the prior written approval of the customer.

Contact:
Morgan Stanley Smith Barney clients may contact their local Morgan Stanley Smith Barney branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

Syndicate Information
Issue price of the notes	Selling concession	Principal amount of notes for any single investor
100.00%	2.50%	<$1MM
99.50%	2.00%	≥$1MM and <$3MM
99.25%	1.75%	≥$3MM and <$5MM
99.00%	1.50%	≥$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the notes distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the notes.  We encourage you to read the accompanying prospectus supplement for currency-linked capital protected notes and prospectus related to this offering, which can be accessed via the hyperlinks on the front page of this document.

November 2009	Page 8

Contingent Coupon Currency-Linked Capital Protected Notes due November 28, 2014
Based on the Performance of the Brazilian Real, Russian Ruble and Indian Rupee Relative to the U.S. Dollar

Hypothetical Payout on the Notes

Presented below are four examples showing how to calculate the contingent coupon, if any, payable on each coupon payment date, as determined on each valuation date.  The four examples reflect the four different payment scenarios that exist for any annual coupon payment date.

The following hypothetical examples are provided for illustrative purposes only.  Actual results will vary.  Currency exchange rates used in the examples below are hypothetical and do not reflect actual exchange rates.

Currency performance value = (initial exchange rate / periodic exchange rate) – 1

N = the number of underlying currencies with a currency performance value greater than zero on the relevant valuation date

Example 1:  All three underlying currencies have appreciated.

Underlying Currency	Hypothetical Initial Exchange Rate	Hypothetical Periodic Exchange Rate	Currency Performance Value (% Appreciation /Depreciation)
BRL	1.7345	1.7005	2%
RUB	29.0930	26.4482	10%
INR	46.4862	30.9908	50%

Hypothetical coupon rate	=	9.50%
Contingent coupon	=	$1,000 x coupon rate x N / 3
	=	$1,000 x 9.50% x 3 / 3 = $95

In the above example, all three underlying currencies have appreciated, and therefore “N” = 3.  Investors will receive a contingent coupon on the related coupon payment date equal to $95, which is based on the full hypothetical coupon rate of 9.50%.  Therefore, this contingent coupon is capped at $95 even though some of the underlying currencies appreciated by more than 9.50%.

Example 2:  Two underlying currencies have appreciated.

Underlying Currency	Hypothetical Initial Exchange Rate	Hypothetical Periodic Exchange Rate	Currency Performance Value (% Appreciation /Depreciation)
BRL	1.7345	1.7005	2%
RUB	29.0930	19.3953	50%
INR	46.4862	50.5285	– 8%

Hypothetical coupon rate	=	9.50%
Contingent coupon	=	$1,000 x coupon rate x N / 3
	=	$1,000 x 9.50% x 2 / 3 = $63.33

In the above example, two of the three underlying currencies have appreciated and therefore “N” = 2.  Investors will receive a contingent coupon on the related coupon payment date equal to $63.33, which is based on two-thirds of the full hypothetical coupon rate of 9.50%.  Therefore, this contingent coupon is capped at $63.33 even though one underlying currency appreciated by more than 6.33% and another underlying currency appreciated by less than 6.33%.

November 2009	Page 9

Contingent Coupon Currency-Linked Capital Protected Notes due November 28, 2014
Based on the Performance of the Brazilian Real, Russian Ruble and Indian Rupee Relative to the U.S. Dollar

Example 3:  One underlying currency has appreciated.

Underlying Currency	Hypothetical Initial Exchange Rate	Hypothetical Periodic Exchange Rate	Currency Performance Value (% Appreciation /Depreciation)
BRL	1.7345	1.5768	10%
RUB	29.0930	29.0930	0%
INR	46.4862	50.5285	– 8%

Hypothetical coupon rate	=	9.50%
Contingent coupon	=	$1,000 x coupon rate x N / 3
	=	$1,000 x 9.50% x 1 / 3 = $63.33

In the above example, one of the three underlying currencies has appreciated and therefore “N” = 1.  Investors will receive a contingent coupon on the related coupon payment date equal to $31.67, which is based on one-third of the full hypothetical coupon rate of 9.50%.  Therefore, this contingent coupon is capped at $31.67 even though one underlying currency appreciated by more than 3.167% and another underlying currency appreciated by less than 3.167%.

Example 4:  None of the underlying currencies has appreciated.

Underlying Currency	Hypothetical Initial Exchange Rate	Hypothetical Periodic Exchange Rate	Currency Performance Value (% Appreciation /Depreciation)
BRL	1.7345	1.9272	– 10%
RUB	29.0930	29.0930	0%
INR	46.4862	92.9724	– 50%

Hypothetical coupon rate	=	9.50%
Contingent coupon	=	$1,000 x coupon rate x N / 3
	=	$1,000 x 9.50% x 0 / 3 = $0

In the above example, none of the three underlying currencies has appreciated and therefore “N” = 0.  The contingent coupon will be $0 and there will be no payment made on the related coupon payment date.

November 2009	Page 10

Contingent Coupon Currency-Linked Capital Protected Notes due November 28, 2014
Based on the Performance of the Brazilian Real, Russian Ruble and Indian Rupee Relative to the U.S. Dollar

Risk Factors

The notes are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the notes.  Accordingly, you should consult your own financial and legal advisers as to the risks entailed by an investment in the notes and the suitability of such notes in light of your particular circumstances.  The notes are not secured debt and investing in the notes is not equivalent to investing directly in the underlying currencies.  The following is a non-exhaustive list of certain key considerations for investors in the notes.  For a complete list of considerations and risk factors, please see the accompanying prospectus supplement and prospectus.  You should carefully consider whether the notes are suited to your particular circumstances before you decide to purchase them.

▪
The contingent coupon on any annual coupon payment date may be zero and you may receive no contingent coupon over the term of the notes.  Because the contingent coupon is variable and may equal zero for any or all of the coupon payment dates, you may receive no contingent coupon payments over the term of the notes and may only receive the stated principal amount of $1,000 for each note you hold at maturity, subject to the credit risk of Morgan Stanley.

▪
The return on your investment in the notes may be less than the amount that would be paid on conventional debt securities issued by us with similar maturities.  The terms of the notes differ from ordinary debt securities in that the variable contingent coupon payments, if any, will be based on the number of underlying currencies that have appreciated relative to the USD on the related annual valuation date from their initial exchange rates on the pricing date.  The overall return on your investment in the notes may be less than the amount that would be paid on a conventional debt security of comparable maturity issued by us.  The payment of the contingent coupon, if any, and the return of the stated principal amount of the notes at maturity may not compensate you for the effects of inflation and other factors relating to the value of money over time.

▪
The maximum annual coupon is fixed and not proportional to the percentage appreciation in any underlying currency.  Because the coupon rate is fixed at 9% to 10% (or 3% to 3.33% for each underlying currency), to be determined on the pricing date, the maximum annual return on the notes will be no higher than the coupon rate, even if all of the underlying currencies have appreciated significantly.  For example, if, on a given valuation date, each of the three underlying currencies had appreciated by 25% relative to the USD, you will receive a contingent coupon based on only 9% to 10%.  In addition, since the performance of each underlying currency is calculated separately, a positive performance in one currency, even if very high, will contribute the fixed rate of 3% to 3.33% to the annual contingent coupon and, accordingly, will not offset any negative performance of the other underlying currencies.

▪
The notes are subject to the credit risk of Morgan Stanley, and its credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on Morgan Stanley’s ability to pay all amounts due on the notes periodically and at maturity, and therefore investors are subject to Morgan Stanley’s credit risk and to changes in the market's view of Morgan Stanley’s creditworthiness. Any decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the value of the notes.

▪
Currency exchange risk. Fluctuations in the exchange rates between the USD and the underlying currencies will affect the value of the notes.  Exchange rate movements for a particular currency against the USD are volatile and are the result of numerous factors specific to that country and the United States including the supply of, and the demand for, those currencies, as well as government policy, intervention or actions, but are also influenced significantly from time to time by political or economic developments, and by macroeconomic factors and speculative actions related to different regions.  Changes in exchange rates result over time from the interaction of many factors directly or indirectly affecting economic and political conditions in the related countries.  Of particular importance to potential currency exchange risk are: (i) rates of inflation; (ii) interest rate levels; (iii) balance of payments; and (iv) the extent of governmental surpluses or deficits in the relevant foreign country and the U.S.  All of these factors are in turn sensitive to the monetary, fiscal and trade policies pursued by the governments of various countries and the U.S. and other countries important to international trade and finance.  The weakening of any of the underlying currencies relative to the USD may have a material adverse effect on the value of the notes and the return on an investment in the notes.

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Government intervention could materially and adversely affect the value of the notes.  Foreign exchange rates can be fixed by the sovereign government, allowed to float within a range of exchange rates set by the government, or left to float freely.  Governments, including those issuing the underlying currencies and the United States, use a variety of techniques, such as intervention by their central bank or imposition of regulatory controls or taxes, to affect the exchange rates of their respective currencies.  They may also issue a new currency to replace an existing currency, fix the exchange rate or alter the exchange rate or relative exchange characteristics by devaluation or revaluation of a currency.  Thus, a special risk in

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Contingent Coupon Currency-Linked Capital Protected Notes due November 28, 2014
Based on the Performance of the Brazilian Real, Russian Ruble and Indian Rupee Relative to the U.S. Dollar

purchasing the notes is that their trading value and amount payable could be affected by the actions of sovereign governments, fluctuations in response to other market forces and the movement of currencies across borders.

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The recent global financial crisis may heighten currency exchange risks.  In periods of financial turmoil, capital can move quickly out of regions that are perceived to be more vulnerable to the effects of the crisis than others with sudden and severely adverse consequences to the currencies of those regions.  In addition, governments around the world, including the United States government, have recently made, and may be expected to continue to make, very significant interventions in their economies, and sometimes directly in their currencies.  Such interventions affect currency exchange rates globally and, in particular, the value of the underlying currencies relative to the USD.  For example, the Russian Central Bank devalued the ruble several times at the end of 2008 in response to economic and market conditions, primarily significant decreases in the price of oil. Further interventions, other government actions or suspensions of actions, as well as other changes in government economic policy or other financial or economic events affecting the currency markets, may cause currency exchange rates to fluctuate sharply in the future, which could have a material adverse effect on the value of the notes and your return on your investment in the notes at maturity.

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Many unpredictable factors will affect the value of the notes.  These include: (i) exchange rates of the underlying currencies; (ii) interest rate levels; (iii) volatility of the underlying currencies; (iv) geopolitical conditions and economic, financial; regulatory, political, judicial or other events that affect foreign exchange markets; (v) the time remaining to the maturity; (vi) availability of comparable instruments; (vii) intervention by the governments of the related underlying currencies; and (viii) the issuer’s creditworthiness.  In addition, currency markets are subject to temporary distortions or other disruptions due to various factors, including lack of liquidity, participation of speculators and government regulation and intervention.  As a result, the market value of the notes will vary and sale of the notes prior to maturity may result in a loss.

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Even though the underlying currencies trade around-the-clock, the notes will not. Because the inter-bank market in foreign currencies is a global, around-the-clock market, the hours of trading for the notes, if any, will not conform to the hours during which the underlying currencies are traded.  Consequently, significant price and rate movements may take place in the underlying foreign exchange markets that will not be reflected immediately in the price of the notes.  Additionally, there is no systematic reporting of last-sale information for foreign currencies which, combined with the limited availability of quotations to individual investors, may make it difficult for many investors to obtain timely and accurate data regarding the state of the underlying foreign exchange markets.

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Consisting entirely of emerging markets currencies, the underlying currencies are subject to an increased risk of significant adverse fluctuations. The notes are linked to the performance of underlying currencies consisting solely of emerging markets currencies.  There is an increased risk of significant adverse fluctuations in the performance of the underlying currencies as the underlying currencies consist entirely of currencies of less developed and less stable economies without a stabilizing component that could be provided by one of the major currencies.  Currencies of emerging economies are often subject to more frequent and larger central bank interventions than the currencies of developed countries and are also more likely to be affected by drastic changes in monetary or exchange rate policies of the relevant country, which may negatively affect the value of the notes.  For special risks related to the underlying currencies, please see the relevant descriptions under “Annex I––Certain Additional Currency Exchange Rate Risks” in the accompanying prospectus supplement.

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The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which Morgan Stanley is willing to purchase notes in secondary market transactions will likely be lower than the original issue price, since the original issue price will include, and secondary market prices are likely to exclude, commissions paid with respect to the notes as well as the cost of hedging its obligations under the notes.  The cost of hedging includes the projected profit that our subsidiaries may realize in consideration for assuming the risks inherent in managing the hedging transactions.  In addition, any such prices may differ from values determined by pricing models used by Morgan Stanley as a result of dealer discounts, mark-ups or other transaction costs.

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Economic interests of the calculation agent may be potentially adverse to the investors. The calculation agent is an affiliate of the issuer.  Any determinations made by the calculation agent may affect the payment to you at maturity.

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Contingent Coupon Currency-Linked Capital Protected Notes due November 28, 2014
Based on the Performance of the Brazilian Real, Russian Ruble and Indian Rupee Relative to the U.S. Dollar

▪
The notes will not be listed on any securities exchange and secondary trading may be limited.  The notes will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the notes.  MS & Co. may, but is not obligated to, make a market in the notes.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the notes, it is likely that there would be no secondary market for the notes.  Accordingly, you should be willing to hold your notes to maturity.

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Hedging and trading activity by affiliates of the issuer could adversely affect exchange rates of the underlying currencies. Affiliates of the issuer will carry out hedging activities related to the notes (and possibly to other instruments linked to the underlying currencies), including trading in futures, forwards and/or options contracts on the underlying currencies as well as in other instruments related to the underlying currencies.  Affiliates of the issuer also trade the underlying currencies and other financial instruments related to the underlying currencies on a regular basis as part of their general broker-dealer, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could increase the value of the underlying currencies and, as a result, could increase the value against the USD at which the underlying currencies must close on each valuation date before you receive a payment on the related coupon payment date.

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Contingent Coupon Currency-Linked Capital Protected Notes due November 28, 2014
Based on the Performance of the Brazilian Real, Russian Ruble and Indian Rupee Relative to the U.S. Dollar

Historical Information

The following tables set forth the published high, low and end-of-quarter exchange rates for each of the underlying currencies for each quarter in the period from January 1, 2004 through October 21, 2009.  We obtained the information in the tables below from Bloomberg Financial Markets (“Bloomberg”), without independent verification.  We will not use Bloomberg to determine the applicable exchange rates.  The performance of each underlying currency will be determined individually, without reference to the other underlying currencies, for the purpose of determining the amount of the contingent coupon, if any, payable on any coupon payment date.  You cannot predict the future performance of any of the underlying currencies based on their historical performance.

BRL (BRL / 1 USD)	High	Low	Period End
2004
First Quarter	2.9645	2.7820	2.8953
Second Quarter	3.2118	2.8755	3.0850
Third Quarter	3.0782	2.8505	2.8608
Fourth Quarter	2.8800	2.6530	2.6560
2005
First Quarter	2.7640	2.5665	2.6790
Second Quarter	2.6588	2.3325	2.3325
Third Quarter	2.4870	2.2140	2.2275
Fourth Quarter	2.3800	2.1615	2.3355
2006
First Quarter	2.3364	2.1040	2.1640
Second Quarter	2.3525	2.0555	2.1650
Third Quarter	2.2244	2.1230	2.1690
Fourth Quarter	2.1912	2.1294	2.1364
2007
First Quarter	2.1523	2.0444	2.0594
Second Quarter	2.0478	1.9045	1.9290
Third Quarter	2.0930	1.8336	1.8336
Fourth Quarter	1.8390	1.7330	1.7800
2008
First Quarter	1.8306	1.6689	1.7519
Second Quarter	1.7444	1.5915	1.6037
Third Quarter	1.9634	1.5600	1.9046
Fourth Quarter	2.5127	1.9176	2.3145
2009
First Quarter	2.4473	2.1765	2.3228
Second Quarter	2.2737	1.9231	1.9518
Third Quarter	2.0092	1.7670	1.7670
Fourth Quarter (through October 21, 2009)	1.7866	1.7009	1.7345

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Contingent Coupon Currency-Linked Capital Protected Notes due November 28, 2014
Based on the Performance of the Brazilian Real, Russian Ruble and Indian Rupee Relative to the U.S. Dollar

RUB (RUB / 1 USD)	High	Low	Period End
2004
First Quarter	29.2425	28.4375	28.5190
Second Quarter	29.0825	28.5075	29.0697
Third Quarter	29.2755	28.9900	29.2229
Fourth Quarter	29.2210	27.7200	27.7200
2005
First Quarter	28.1950	27.4487	27.8621
Second Quarter	28.6800	27.7080	28.6300
Third Quarter	28.8312	28.1600	28.4977
Fourth Quarter	28.9814	28.4295	28.7414
2006
First Quarter	28.7414	27.6651	27.7049
Second Quarter	27.7165	26.7316	26.8455
Third Quarter	27.0500	26.6726	26.7958
Fourth Quarter	26.9797	26.1704	26.3255
2007
First Quarter	26.5990	25.9736	25.9860
Second Quarter	26.0426	25.6854	25.7449
Third Quarter	25.8902	24.8588	24.8588
Fourth Quarter	25.0505	24.2850	24.6006
2008
First Quarter	24.7859	23.4511	23.4929
Second Quarter	23.8930	23.3179	23.4446
Third Quarter	25.7442	23.1577	25.6439
Fourth Quarter	29.5807	25.7333	29.4027
2009
First Quarter	36.3701	29.1475	33.9540
Second Quarter	34.1815	30.5471	31.1527
Third Quarter	32.7668	29.9966	30.0154
Fourth Quarter (through October 21, 2009)	30.1600	29.0734	29.0930

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Contingent Coupon Currency-Linked Capital Protected Notes due November 28, 2014
Based on the Performance of the Brazilian Real, Russian Ruble and Indian Rupee Relative to the U.S. Dollar

INR (INR / 1 USD)	High	Low	Period End
2004
First Quarter	45.6400	43.6000	43.6000
Second Quarter	46.2500	43.5375	46.0600
Third Quarter	46.4713	45.6650	45.9500
Fourth Quarter	45.9000	43.4600	43.4600
2005
First Quarter	43.9300	43.4200	43.7450
Second Quarter	43.8300	43.2900	43.4850
Third Quarter	44.1500	43.1750	44.0150
Fourth Quarter	46.3100	44.1275	45.0500
2006
First Quarter	45.0925	44.1175	44.6225
Second Quarter	46.3900	44.6012	46.0400
Third Quarter	46.8750	45.7700	45.8675
Fourth Quarter	45.8800	44.2700	44.2700
2007
First Quarter	44.6575	43.0350	43.4750
Second Quarter	43.1450	40.4900	40.7225
Third Quarter	41.3162	39.7035	39.8450
Fourth Quarter	39.9000	39.2775	39.4125
2008
First Quarter	40.7300	39.2650	40.1175
Second Quarter	43.0400	39.7650	43.0400
Third Quarter	46.9550	42.0637	46.9550
Fourth Quarter	50.2900	46.6100	48.8025
2009
First Quarter	51.9700	48.2550	50.7300
Second Quarter	50.5200	46.9475	47.9050
Third Quarter	49.0825	47.5175	48.1100
Fourth Quarter (through October 21, 2009)	47.7550	46.1100	46.4862

November 2009	Page 16